Exhibit 10.41

THIRD AMENDMENT TO THE MOODY’S CORPORATION RETIREMENT ACCOUNT

Section 5.9 of the Moody’s Corporation Retirement Account (amended and restated effective as of January 1, 2007) is hereby amended to read as follows, effective as of January 1, 2007:

USERRA/HEART Act. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to military service will be provided in accordance with Code Section 414(u). In addition: (a) effective January 1, 2007, the Plan shall apply the requirements of Code Section 401(a)(37) (relating to death benefits for Members who die while performing qualified military service) and Code Section 414(u)(9) (relating to treatment in the event of death or disability resulting from active military service), and (b) effective January 1, 2009, differential wage payments shall be treated as provided in Code Section 414(u)(12).

MOODY’S 2010 10-K	1